EXHIBIT 4.04

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the material terms of the common stock, without par value, of Pyxus International, Inc. (“Pyxus” or the “Company”), which as of the date of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description should be read in conjunction with the Company’s Amended and Restated Articles of Incorporation (the “Articles”), and its Amended and Restated Bylaws (the “Bylaws”), as most recently filed as exhibits to the Company’s periodic reports filed with Securities and Exchange Commission.

Background

The Company is the successor issuer to Old Holdco, Inc. (“Old Pyxus”) and was incorporated in August 2020 to facilitate the Restructuring described below. On June 15, 2020, Old Pyxus (then named Pyxus International, Inc.) and its then subsidiaries Alliance One International, LLC, Alliance One North America, LLC, Alliance One Specialty Products, LLC and GSP Properties, LLC (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to implement a prepackaged Chapter 11 plan of reorganization to effectuate a financial restructuring (the “Restructuring”) of Old Pyxus’ secured debt. On August 21, 2020, the Bankruptcy Court issued an order (the “Confirmation Order”) confirming the Amended Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) filed by the Debtors in the Chapter 11 Cases. On August 24, 2020, the Plan became effective in accordance with its terms, and the Debtors emerged from the Chapter 11 Cases. In connection with the satisfaction of the conditions to effectiveness as set forth in the Confirmation Order and the Plan, Old Pyxus completed a series of transactions pursuant to which the business assets and operations of Old Pyxus were vested in a new Virginia corporation, Pyxus Holdings, Inc., which is an indirect subsidiary of the Company. Pursuant to the Confirmation Order and the Plan, at the effectiveness of the Plan, all outstanding shares of common stock, and rights to acquire the common stock, of Old Pyxus were cancelled and the shares of common stock of the Company were delivered to certain creditors of Old Pyxus.

Governing Law

Pyxus is incorporated under the laws of the Commonwealth of Virginia and its internal affairs are governed by the laws of the Commonwealth of Virginia, including the Virginia Stock Corporation Act (the “VSCA”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, without par value (the “Common Stock”), and 10,000,000 shares of preferred stock, without par value (the “Preferred Stock”). The cover page of the Company’s most recent Form 10-K filed with Securities and Exchange Commission sets forth the number of shares of Common Stock outstanding as of a recent date. As of the date of the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, no shares of Preferred Stock were issued and outstanding.

Common Stock

Voting Rights. The Articles provide that each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders. The Articles provide that except as required by the VSCA, as may be required by the Company’s board of directors under the VSCA and the Special Vote Requirement (described below) (i) any corporate action, except the election of directors, an amendment or restatement of the Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Company’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action, (ii) an amendment or restatement of the Articles, a merger, a statutory share exchange, a conversion, a domestication, the sale or other disposition of all or substantially all the Company’s assets other than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, and (iii) directors shall be elected by a majority of the votes entitled to be cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Articles provide that, subject to the rights of holders of Preferred Stock and subject to any other provisions of the Articles or any amendment thereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared thereon by its board of directors from time to time.

Dividend Rights. Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of Pyxus as may be declared by the Company’s board of directors from time to time.

Preemptive Rights. Except to the extent set forth in the Shareholders Agreement described below, holders of Common Stock have no preemptive or preferential right to purchase or to subscribe to any shares of any class of Pyxus, whether now or hereafter authorized, any warrants, rights, or options to purchase any such shares or any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

Preferred Stock

The Company’s board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class. Prior to the issuance of any shares of a class or series of Preferred Stock, the board of directors must establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment to the Articles setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof.

Prohibition against Issuance of Non-voting Equity

The Articles include a provision prohibiting the Company from issuing nonvoting equity securities (as such term is defined in Section 101(16) of the Bankruptcy Code) to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code for so long as such Section 1123(a)(6) is in effect and applicable to the Company.

Certain Provisions of the Articles and Bylaws

Board of Directors

The Articles provide that the number of directors of the Company shall be seven or such other number as the board of directors may from time to time determine; provided, that the size of the board of directors shall not be less than five and provided, further, that the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the board of directors. Directors are to be elected to serve terms expiring at the next annual meeting of shareholders. The Articles further provide that, unless otherwise provided in the Bylaws, if any director resigns or retires as a member of the board of directors or otherwise becomes unable or unwilling to serve as a director, the remaining directors shall fill such vacancy by appointing a director, and such newly elected director shall hold office for a term expiring at the next annual meeting of the shareholders.

The Articles include a provision, consistent with the provision included in the Shareholders Agreement as described below, for the election of the chairperson of the board of directors. The Articles also include provisions for the calling of special meetings of shareholders in connection with the request by the Glendon Investor (as defined below) for the removal and replacement of the Glendon Directors (as defined below) and the request of the Monarch Investor (as defined below) for the removal and replacement of the Monarch Directors (as defined below). The Articles include provisions, consistent with those included in the Shareholders Agreement, providing for the rights of Glendon Directors and Monarch Directors to call meetings of the board of directors, the presence of Glendon Directors and Monarch Directors necessary to establish a quorum for meetings of the board of directors, and requirements for the inclusion of Glendon Directors and Monarch Directors in the membership of committees of the board of directors of the Company.

The Articles provide that, to the fullest extent permitted by applicable law, no director or other person shall have any duty to offer the Company the right to have or participate in any business opportunities before the pursuit or taking of the opportunity by the director or other person, provided that the taking of such an opportunity by an officer of the Company or a related person of that officer must be approved by the board of directors by action of disinterested directors taken in compliance with the procedures as are set forth in Section 13.1-691 of the VSCA and may be limited by the approving action of the board of directors.

Exculpation and Indemnification

The Articles provide that in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of shareholders of the Company, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The Articles require the Company to indemnify (1) any person who is, was or is threatened to be made a party to any proceeding, including a proceeding brought by a shareholder in the right of the Company or brought by or on behalf of shareholders of the Company, by reason of the fact that such person is or was a director or officer of the Company, and (2) any director or officer of the Company who is or was serving at the request of the Company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by such person in connection with such proceeding, except that the Company shall make no indemnity against the willful misconduct or knowing violation of the criminal law of any director or officer. A person is considered to be serving an employee benefit plan at the Company’s request if such person’s duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan. The Articles require the Company to promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligations to make any indemnity under the Articles and promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person in connection with such actions and determinations or proceedings of any kind arising therefrom.

Pursuant to the Articles, the Company must take action to indemnify a person seeking indemnification pursuant to the Articles unless the Company determines, within a reasonable time following such person’s demand upon the Company for indemnification, that such person is not entitled to indemnification. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if such a quorum may not be obtained, by majority vote of a committee duly designated by the board of directors (in which designated directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, or (iii) by special legal counsel selected in the manner provided in the Articles. The Articles also provide for the advancement of expenses to persons indemnified thereunder in the manner specified in the Articles.

Opt-out from Anti-takeover Statutes

The Articles include an article, carried forward from the Company’s initial articles of incorporation filed with the Virginia State Corporation Commission, providing that Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia (Affiliated Transactions) and Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia (Control Share Acquisitions) (the “Anti-takeover Statutes”) shall not apply to the Company. Under the VSCA, as a result of the inclusion of this article in the Articles, the provisions of the Anti-takeover Statutes do not apply to the Company.

Special Vote Requirement

Article VIII of the Articles (the “Special Vote Requirement”) provides that any amendment or restatement of the Articles shall, in addition to any vote required under the Articles or the VSCA, require (i) the affirmative vote of a majority of the shares of Common Stock entitled to be voted by the shareholders who are parties to the Shareholders Agreement, voting as a group, (ii) the affirmative vote of the Glendon Investor, if, as of the record date for shareholder action with respect to such amendment or restatement, the Glendon Investor’s Investor Percentage Interest (as defined in the Articles) is at least 5% and (iii) the affirmative vote of the Monarch Investor, if, as of the record date for shareholder action with respect to such amendment or restatement, the Monarch Investor’s Investor Percentage Interest is at least 5%. The Articles provide that, notwithstanding the foregoing, no shareholder vote shall be required to amend the article designating the Company’s registered agent, which may be amended by action of the board of directors pursuant to the VSCA. The Articles further provide that the Bylaws may be amended or restated only by the shareholders of the Company upon the affirmative vote of a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement; provided, however, that any amendment or restatement of the Bylaws shall in addition require (1) the affirmative vote of a majority of the shares of Common Stock entitled to be voted by the shareholders that are parties to the Shareholders Agreement, voting as a group, (2) the affirmative vote of the Glendon Investor, if, as of the record date for shareholder action with respect to such amendment or restatement, the Glendon Investor’s Investor Percentage Interest is at least 5% and (3) the affirmative vote of the Monarch Investor, if, as of the record date for shareholder action with respect to such amendment or restatement, the Monarch Investor’s Investor Percentage Interest is at least 5%.

Advance Notice Requirements

The Bylaws provide that any shareholder entitled to vote in the election of directors generally may nominate at a meeting of shareholders one or more persons for election as a director if timely written notice of such nomination or nominations is given to and received by the Secretary of the Company in accordance with the requirements of the Bylaws. The Bylaws provide that to be timely, such notification must be given, either by personal delivery or by United States mail, postage prepaid, to, and received by, the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, one hundred twenty (120) days before the anniversary of the date of the Company’s annual meeting in the immediately preceding year, and for the 2021 annual meeting of shareholders, not later than the later of (A) one hundred twenty (120) days before the date of such annual meeting and (B) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders.

The Bylaws provide that for business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. The Bylaws provide that to be timely, such notification must be given, either by personal delivery or by United States mail, postage prepaid, to, and received by, the Secretary of the Company not later than one hundred twenty (120) days before the anniversary of the date of the Company’s annual meeting in the immediately preceding year and, for the 2021 annual meeting of shareholders, not later than the later (A) of one hundred twenty (120) days before the date of such annual meeting and (B) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Exclusive Forum

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Richmond Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the City of Richmond, Virginia, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a legal duty owed by any current or former director, officer or other employee or agent of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the VSCA, the Articles or the Bylaws (as any may be amended from time to time), or (iv) any action asserting a claim against the Company or any current or former director or officer or other employee or agent of the Company governed by the internal affairs doctrine that is not included in clause (i), (ii) or (iii) above.

Anti-Takeover Provisions

Under the Articles of Incorporation, the Company’s board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Under this authority, the board of directors could create and issue a class or series of Preferred Stock with rights, including voting rights, or preferences superior to the Common Stock or with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of the Company’s capital stock as a result of such holder beneficially owning, or commencing a tender offer for, a substantial amount of the Common Stock. One of the effects of authorized but unissued and unreserved shares of Preferred Stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without any further action by the Company’s shareholders.

Shareholders Agreement

On August 24, 2020, the Company entered into a Shareholders Agreement dated as of August 24, 2020, which was amended on September 14, 2020 (as so amended, the “Shareholders Agreement”), among the Company, the investors listed therein, each other beneficial owner of the Company’s common stock as of the date of the Shareholder Agreement deemed to be a party thereto pursuant to the Plan and other persons that may from time to time become parties thereto (collectively, the “Investors”). The Shareholders Agreement provides that each of Glendon Capital Management LP (together with its affiliates, the “Glendon Investor”) and Monarch Alternative Capital LP (together with its affiliates, the “Monarch Investor”) shall be entitled to nominate two individuals to serve on the seven-member board of directors of the Company so long as it beneficially owns at least 20% of the outstanding shares of the Company’s common stock, or one individual to serve as such a director if it beneficially owns fewer than 20% of the outstanding shares but at least 10% of the outstanding shares. The Shareholders Agreement provides that the Investors shall take all necessary action to elect such nominees of each of the Glendon Investor and the Monarch Investor as directors, as well as the election of the chief executive officer of the Company as a director and other individuals qualifying as independent directors to be selected by Investors that beneficially own 5% or more of the outstanding shares of common stock of the Company, as determined by a majority of the shares of the Company’s common stock beneficially owned by such Investors. The Shareholders Agreement provides that the chairperson of the board of directors of the Company is to be elected by a majority of the directors that had been nominated by the Glendon Investor (the “Glendon Directors”) and those that had been nominated by the Monarch Investor (the “Monarch Directors”), with the chairperson of such board to be elected by the board of directors of the Company if the Glendon Directors and Monarch Directors are together fewer than three in number or fail to appoint a chairperson. The Shareholders Agreement also includes provisions for the removal and replacement of the Glendon Directors at the request of the Glendon Investor and the removal and replacement of the Monarch Directors at the request of the Monarch Director, as well as provisions with respect to the calling and quorum of meetings of the board of directors of the Company, membership of committees of the board of directors of the Company and compensation and insurance of members of the board of directors of the Company.

The Shareholders Agreement also provides for tag-along rights for Investors beneficially owning 1% or more of the outstanding shares of the Company’s common stock (the “1% Investors”) upon the transfer by an Investor or group of Investors of 20% or more of the outstanding shares of the Company’s common stock, drag-along rights upon the transfer of shares by an Investor or group of Investors of 50% or more of the outstanding shares of the Company’s common stock, rights of first offer with respect to the transfer by an Investor, subject to certain exceptions, of 1% or more of the outstanding shares of the Company’s common stock, pre-emptive rights to the 1% Investors upon issuance of new securities by the Company, and demand and piggyback registration rights.

The Shareholders Agreement includes the agreement of the Investors not to transfer shares of common stock of the Company (i) in violation of federal and state securities laws, (ii) in a transfer that would cause the Company to be regarded as an “investment company” under the Investment Company Act of 1940, as amended, (iii) in a transfer, at any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, that would cause the number of holders of the Company’s common stock to exceed specified thresholds, or (iv) in a transfer that is, to the knowledge of the transferor after reasonable inquiry, (A) to any specified competitor of the Company or (B) to a person that would become either a beneficial owner of 5% of the outstanding common stock of the Company or a “5-percent shareholder” within the meaning of Section 382 of the Internal Revenue Code and the regulations promulgated thereunder (collectively, a “5% Holder”). The Shareholders Agreement provides that the Company’s board of directors may waive these restrictions, provided that any waiver of the restriction with respect to a person that would become a 5% Holder upon such transfer may be waived only if the transferee enters into a joinder agreeing to be bound by the Shareholders Agreement.